UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Vistra Energy Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

92840M102
(CUSIP Number)

December 31, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92840M102	SCHEDULE 13G	Page 2 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Opps VIIb TCEH Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,060,630 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 3,060,630 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,060,630 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.61% (2)
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 3,060,630 shares of common stock of the Issuer, par value $0.01 per share (“Shares”).

(2)
All calculations of percentage ownership herein are based upon an aggregate of 504,774,959 Shares outstanding comprised of (i) 504,446,340 Shares outstanding as of October 31, 2018, as disclosed by the Issuer on its Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (the “SEC”) on November 2, 2018 (the “Form 10-Q”) and (ii) 328,619 Shares issuable upon conversion of all of the 100,400 7.00% preferred tangible equity units (“Units”) of the Issuer held by the Reporting Person, at the current conversion rate of 3.2731 Shares per Unit.

CUSIP No. 92840M102	SCHEDULE 13G	Page 3 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,060,630 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 3,060,630 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,060,630 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.61%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the managing member of Opps VIIb TCEH Holdings, LLC.

CUSIP No. 92840M102	SCHEDULE 13G	Page 4 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 425,857 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 425,857 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 425,857 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.08%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 425,857 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 5 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,884,232 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 1,884,232 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,884,232 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.37%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 1,884,232 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 6 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,313,357 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 5,313,357 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,313,357 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.05%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 5,313,357 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 7 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund X Holdings (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,751,645 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 4,751,645 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,751,645 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.94%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 4,751,645 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 8 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 15,435,721 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 15,435,721 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,435,721 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.06%
12	TYPE OF REPORTING PERSON PN

_______________
(1)
Solely in its capacity as the general partner of OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VII Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Opportunities Fund VIIIb Delaware, L.P. and Oaktree Opportunities Fund X Holdings (Delaware), L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 9 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 55,778 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 55,778 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,778 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 55,778 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 10 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 55,778 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 55,778 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,778 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 11 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 55,778 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 55,778 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,778 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 12 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Opps DGY Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,306,826 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 9,306,826 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,306,826 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.84%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 9,306,826 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 13 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund IX GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,306,826 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 9,306,826 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,306,826 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.84%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Opps DGY Holdings, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 14 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund IX GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 9,306,826 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 9,306,826 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,306,826 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.84%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX GP, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 15 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund Class F Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 333,343 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 333,343 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 333,343 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 333,343 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 16 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund Class F Holdings GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 333,343 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 333,343 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 333,343 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree FF Investment Fund Class F Holdings, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 17 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree FF Investment Fund Class F Holdings GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 333,343 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 333,343 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 333,343 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree FF Investment Fund Class F Holdings GP, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 18 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 465,947 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 465,947 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 465,947 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 465,947 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 19 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 465,947 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 465,947 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 465,947 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 20 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 465,947 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 465,947 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 465,947 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.09%
12	TYPE OF REPORTING PERSON OO

_______________
(1)	Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 21 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,041,128 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 1,041,128 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,041,128 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.21%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	In its capacity as the direct owner of 1,041,128 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 22 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,041,128 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 1,041,128 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,041,128 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.21%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 23 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,041,128 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 1,041,128 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,041,128 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.21%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 24 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,638,748 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,638,748 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,638,748 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.28%
12	TYPE OF REPORTING PERSON PN

_______________
(1)
Solely in its capacity as the managing member of Oaktree Fund GP, LLC and as the sole shareholder of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd.,Oaktree Opportunities Fund IX GP Ltd., Oaktree FF Investment Fund Class F Holdings GP Ltd. and Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. 92840M102	SCHEDULE 13G	Page 25 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,638,748 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,638,748 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,638,748 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.28%
12	TYPE OF REPORTING PERSON PN

_______________
(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 26 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,638,748 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,638,748 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,638,748 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.28%
12	TYPE OF REPORTING PERSON OO

_______________
(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 27 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,638,748 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,638,748 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,638,748 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.28%
12	TYPE OF REPORTING PERSON OO

_______________
(1)	Solely in its capacity as the general partner of OCM Holdings I, LLC.

CUSIP No. 92840M102	SCHEDULE 13G	Page 28 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,531,641 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 11,531,641 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,531,641 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.28%
12	TYPE OF REPORTING PERSON PN

_______________
(1)
In its capacity as the sole director of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd., Oaktree Opportunities Fund IX GP Ltd, Oaktree FF Investment Fund Class F Holdings GP Ltd and Oaktree Value Opportunities Fund GP Ltd. and as the duly appointed investment manager of certain funds and accounts (the “Managed Entities”) that, in the aggregate, are the direct owners of 100,400 7.00% preferred tangible equity units (“Units”) of the Issuer held by the Reporting Person, at the current conversion rate of 3.2731 Shares per Unit, which would result in the issuance of 328,619 Shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 29 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,531,641 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 11,531,641 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,531,641 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.28%
12	TYPE OF REPORTING PERSON CO

_______________
(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. 92840M102	SCHEDULE 13G	Page 30 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,967,362 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,967,362 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,967,362 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.34%
12	TYPE OF REPORTING PERSON OO

_______________
(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. 92840M102	SCHEDULE 13G	Page 31 of 47

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 26,967,362 (1)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 26,967,362 (1)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,967,362 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.34%
12	TYPE OF REPORTING PERSON OO

_______________
(1)	Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. 92840M102	SCHEDULE 13G	Page 32 of 47

ITEM 1.	(a)	Name of Issuer:
Vistra Energy Corp. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:
6555 Sierra Drive Irving, Texas 75039

ITEM 2.	(a)-(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

	(1)	Opps VIIb TCEH Holdings, LLC, a Delaware limited liability company (“Opps”), in its capacity as the direct owner of 3,060,630 ordinary shares of the Issuer’s Common Stock;

	(2)	OCM Opportunities Fund VIIb Delaware, LP, a Delaware limited partnership (“Fund VIIb”), in its capacity as the managing member of Opps;

	(3)	Oaktree Opportunities Fund VII Delaware, L.P., a Delaware limited partnership (“Fund VII”), in its capacity as the direct owner of 425,857 ordinary shares of the Issuer’s Common Stock;

	(4)	Oaktree Opportunities Fund VIII Delaware, L.P., a Delaware limited partnership (“Fund VIII”), in its capacity as the direct owner of 1,884,232 ordinary shares of the Issuer’s Common Stock;

	(5)	Oaktree Opportunities Fund VIIIb Delaware, L.P., a Delaware limited partnership (“Fund VIIIb”), in its capacity as the direct owner of 5,313,357 ordinary shares of the Issuer’s Common Stock;

	(6)	Oaktree Opportunities Fund X Holdings (Delaware), L.P., a Delaware limited partnership (“Fund X”), in its capacity as the direct owner of 4,751,645 ordinary shares of the Issuer’s Common Stock;

	(7)	Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the general partner of Fund VIIb, Fund VII, Fund VIII, Fund VIIIb and Fund X;

(8)
Oaktree Opportunities Fund VIII (Parallel 2), L.P., a Cayman Islands limited partnership (“VIII Parallel 2”), in its capacity as the direct owner of 55,778 ordinary shares of the Issuer’s Common Stock;

	(9)	Oaktree Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Fund VIII GP”), in its capacity as the general partner of VIII Parallel 2;

	(10)	Oaktree Opportunities Fund VIII GP Ltd., a Cayman Islands exempted company (“Fund VIII GP Ltd.”), in its capacity as the general partner of Fund VIII GP;

	(11)	Opps DGY Holdings, L.P., a Delaware limited partnership (“DGY Holdings”), in its capacity as the direct owner of 9,306,826 ordinary shares of the Issuer’s Common Stock;

CUSIP No. 92840M102	SCHEDULE 13G	Page 33 of 47

(12)	Oaktree Opportunities Fund IX GP, L.P., a Cayman Islands limited partnership (“Fund IX GP”), in its capacity as the general partner of DGY Holdings;

(13)	Oaktree Opportunities Fund IX GP Ltd., a Cayman Islands exempted company (“Fund IX GP Ltd.”), in its capacity as the general partner of Fund IX GP;

(14)	Oaktree FF Investment Fund Class F Holdings, L.P, a Cayman Islands limited partnership (“OCM FF”), in its capacity as the direct owner of 333,343 ordinary shares of the Issuer’s Common Stock;

(15)	Oaktree FF Investment Fund Class F Holdings GP, L.P., a Cayman Islands limited partnership (“OCM FF GP”), in its capacity as the general partner of HIF;

(16)	Oaktree FF Investment Fund Class F Holdings GP Ltd., a Cayman Islands exempted company (“OCM FF GP Ltd.”), in its capacity as the general partner of HIF GP;

(17)	Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“HIF”), in its capacity as the direct owner of 465,947 ordinary shares of the Issuer’s Common Stock;

(18)	Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“HIF GP”), in its capacity as the general partner of HIF;

(19)	Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“HIF GP Ltd.”), in its capacity as the general partner of HIF GP;

(20)	Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 1,041,128 ordinary shares of the Issuer’s Common Stock;

(21)	Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings;

(22)	Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;

(23)
Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., Fund IV GP Ltd., OCM FF GP Ltd. and VOF GP Ltd.

(24)	Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;

(25)	OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;

(26)	Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I;

(27)
Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., Fund IV GP Ltd., OCM FF GP Ltd. and VOF GP Ltd. and as duly appointed  investment manager of the Managed Entities;

(28)	Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management;

(29)	Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Holdings, Inc.; and

(30)	Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

CUSIP No. 92840M102	SCHEDULE 13G	Page 34 of 47

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share

(e)	CUSIP Number: 92840M102

CUSIP No. 92840M102	SCHEDULE 13G	Page 35 of 47

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

(a)-(c) Amount beneficially owned, percent of class, number of shares as to which each person has sole or shared power to vote or direct the vote; sole or shared power to dispose or direct the disposition of:

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

Opps directly holds 3,060,630 Shares constituting approximately 0.61% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such Shares.

Fund VIIb, in its capacity as the managing member of Opps, has the ability to direct the management of Opps’s business, including the power to vote and dispose of securities held by Opps; therefore, Fund VIIb may be deemed to beneficially own the Shares held by Opps.

Fund VII directly holds 425,857 shares of the Issuer’s Common Stock constituting approximately 0.08% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIII directly holds 1,884,232 shares of the Issuer’s Common Stock constituting approximately 0.37% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIIIb directly holds 5,313,357 shares of the Issuer’s Common Stock constituting approximately 1.05% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund X directly holds 4,751,645shares of the Issuer’s Common Stock constituting approximately 0.94% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 36 of 47

Fund GP, in its capacity as the general partner of each of Fund VIIb, Fund VII, Fund VIII, Fund VIIIb and Fund X has the ability to direct the management of the business of each of Fund VIIb, Fund VII, Fund VIII, Fund VIIIb, and Fund X, including the power to vote and dispose of securities held by each of Fund VIIb, Fund VII, Fund VIII, Fund VIIIb, and Fund X; therefore, Fund GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by each of Fund VIIb, Fund VII, Fund VIII, Fund VIIIb, and Fund X.

VIII Parallel 2 directly holds 55,778 shares of the Issuer’s Common Stock constituting approximately 0.01% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund VIII GP, in its capacity as the general partner of VIII Parallel 2, has the ability to direct the management of VIII Parallel 2’s business, including the power to vote and dispose of securities held by VIII Parallel 2; therefore, Fund VIII GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by VIII Parallel 2.

Fund VIII GP Ltd., in its capacity as the general partner of Fund VIII GP, has the ability to direct the management of Fund VIII GP’s business, including the power to direct the decisions of Fund VIII GP regarding the vote and disposition of securities held by VIII Parallel 2; therefore, Fund VIII GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by VIII Parallel 2.

DGY Holdings directly holds 9,306,826 shares of the Issuer’s Common Stock constituting approximately 1.84% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

Fund IX GP, in its capacity as the general partner of DGY Holdings, has the ability to direct the management of the business of DGY Holdings, including the power to vote and dispose of securities held by each of DGY Holdings; therefore, Fund IX GP may be deemed to beneficially own the shares of the Issuer’s Common Stock held by DGY Holdings.

Fund IX GP Ltd., in its capacity as the general partner of Fund IX GP, has the ability to direct the management of Fund IX GP’s business, including the power to direct the decisions of Fund IX GP regarding the vote and disposition of securities held by DGY Holdings; therefore, Fund IX GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by DGY Holdings.

OCM FF directly holds 333,343 shares of the Issuer’s Common Stock constituting approximately 0.07% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

OCM FF GP, in its capacity as the general partner of OCM FF, has the ability to direct the management of OCM FF’s business, including the power to vote and dispose of securities held by OCM FF; therefore, OCM FF GP may be deemed to beneficially own the shares of Issuer’s Common Stock held by OCM FF.

OCM FF GP Ltd., in its capacity as the general partner of OCM FF GP, has the ability to direct the management of OCM FF GP’s business, including the power to direct the decisions of OCM FF GP regarding the vote and disposition of securities held by OCM FF; therefore, OCM FF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by OCM FF.

HIF directly holds 465,947 shares of the Issuer’s Common Stock constituting approximately 0.09% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

HIF GP, in its capacity as the general partner of HIF, has the ability to direct the management of HIF’s business, including the power to vote and dispose of securities held by HIF; therefore, HIF GP may be deemed to beneficially own the shares of Issuer’s Common Stock held by HIF.

HIF GP Ltd., in its capacity as the general partner of HIF GP, has the ability to direct the management of HIF GP’s business, including the power to direct the decisions of HIF GP regarding the vote and disposition of securities held by HIF; therefore, HIF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by HIF.

VOF Holdings directly holds 1,041,128 Shares of the Issuer’s Common Stock constituting approximately 0.21% of the total issued and outstanding shares of the Issuer’s Common Stock and has the sole power to vote and dispose of such shares.

CUSIP No. 92840M102	SCHEDULE 13G	Page 37 of 47

VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the Shares held by VOF Holdings.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the Shares held by VOF Holdings.

GP I, in its capacity as the managing member of Fund GP and as the sole shareholder of each of HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd., and VOF GP Ltd., has the ability to direct the management of Fund GP’s business and to appoint and remove the directors and direct the management of the business of each of HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd. and VOF GP Ltd.  As such, GP I has the power to direct the decisions of each of Fund GP, HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd. and VOF GP Ltd. regarding the vote and disposition of securities held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings; therefore, GP I may be deemed to have indirect beneficial ownership of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings.

Management, in its capacity as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd., VOF GP Ltd., and  as the duly appointed investment manager of the Managed Entities, has the ability to direct the management of HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd. and VOF GP Ltd and the Managed Entities, including the power to direct the decisions of HIF GP Ltd., Fund VIII GP Ltd., Fund IX GP Ltd., VOF GP Ltd and the Managed Entities regarding the vote and disposition of securities held by HIF, VIII Parallel 2, VOF Holdings and DGY Holdings, VOF Holdings and the Managed Entities, respectively; therefore, Management may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of HIF, VIII Parallel 2, VOF Holdings, DGY Holdings and the Managed Entities.

CUSIP No. 92840M102	SCHEDULE 13G	Page 38 of 47

Holdings, Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by HIF, VIII Parallel 2, VOF Holdings, DGY Holdings and the Managed Entities; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of HIF, VIII Parallel 2, VOF Holdings, DGY Holdings and the Managed Entities.

OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings and VOF Holdings.  Additionally, OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by each of HIF, VIII Parallel 2, DGY Holdings, VOF Holdings and the Managed Entities.  Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings, VOF Holdings and the Managed Entities.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings, VOF Holdings and the Managed Entities; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of the Issuer’s Common Stock held by each of Opps, Fund VIIb, Fund VIII, Fund VIIIb, Fund X, HIF, VIII Parallel 2, DGY Holdings, VOF Holdings and the Managed Entities.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All ownership percentages of the securities reported in this Statement are based on an aggregate of (i) 504,446,340 Shares outstanding as of October 31, 2018, as reported by the Issuer on the Form 10-Q and (ii) 328,619 Shares issuable upon conversion of all of the 100,400 7.00% preferred tangible equity units of the Issuer held by the Reporting Person, at the current conversion rate of 3.2731 Shares per Unit.

CUSIP No. 92840M102	SCHEDULE 13G	Page 39 of 47

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

CUSIP No. 92840M102	SCHEDULE 13G	Page 40 of 47

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2019
OPPS VIIB TCEH HOLDINGS, LLC

By:	OCM Opportunities Fund VIIb Delaware, LP
Its:	Managing Member

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VIIB, DELAWARE, LP

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P..
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

CUSIP No. 92840M102	SCHEDULE 13G	Page 41 of 47

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND X HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

CUSIP No. 92840M102	SCHEDULE 13G	Page 42 of 47

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 92840M102	SCHEDULE 13G	Page 43 of 47

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS, L.P.

By:	Oaktree FF Investment Fund Class F Holdings GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund Class F Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS GP, L.P.

By:	Oaktree FF Investment Fund Class F Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 92840M102	SCHEDULE 13G	Page 44 of 47

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 92840M102	SCHEDULE 13G	Page 45 of 47

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 92840M102	SCHEDULE 13G	Page 46 of 47

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

CUSIP No. 92840M102	SCHEDULE 13G	Page 47 of 47

 Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  February 14, 2019

OPPS VIIB TCEH HOLDINGS, LLC

By:	OCM Opportunities Fund VIIb Delaware, LP
Its:	Managing Member

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OCM OPPORTUNITIES FUND VIIB, DELAWARE, LP

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P..
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIIIB DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND X HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OPPS DGY HOLDINGS, L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE OPPORTUNITIES FUND IX GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS, L.P.

By:	Oaktree FF Investment Fund Class F Holdings GP, L.P.
Its:	General Partner

By:	Oaktree FF Investment Fund Class F Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS GP, L.P.

By:	Oaktree FF Investment Fund Class F Holdings GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FF INVESTMENT FUND CLASS F HOLDINGS GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By:	Oaktree Huntington Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By:	Oaktree Huntington Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Vice President